Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Thursday, October 3, 2013

Gannett Co., Inc. Announces Completion of $1.25 Billion Offering of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced the successful completion of its previously announced private placement offering of $600 million aggregate principal amount of its 5.125% Senior Notes due 2019 and $650 million aggregate principal amount of its 6.375% Senior Notes due 2023.

“Given the very strong interest in these notes, we were able to substantially increase the offering from $1 billion to $1.25 billion under highly favorable rates and terms,” said Gannett President and CEO Gracia Martore. “As always, Gannett has excellent financial flexibility thanks to our fortress balance sheet.”

The Company intends to use the net proceeds from the offering plus available cash to finance the acquisition of Belo Corp. Any remaining proceeds may be used for general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities.

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For investor inquiries, contact: Jeffrey Heinz Vice President, Investor Relations 703-854-6917 jheinz@gannett.com	For media inquiries, contact: Jeremy Gaines Vice President, Corporate Communications 703-854-6049 jmgaines@gannett.com